INVESTMENT SUB-ADVISORY AGREEMENT

This AGREEMENT (this “Agreement”) made as of December 3 , 20 21, by and between City National Rochdale, LLC, a limited liability company organized under the laws of the state of Delaware (the “Adviser”) and T. Rowe Price Associates, Inc., a corporation organized under the laws of the state of Maryland (the “Sub-adviser”), with respect to the City National Rochdale Fixed Income Opportunities Fund (the “Fund”), a series of City National Rochdale Funds (the “Trust”):

WHEREAS, the Trust is a Delaware statutory trust and registered as an open-end management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”);

WHEREAS, the Trust issues shares (the “Shares”) of the Fund registered under the 1940 Act and Securities Act of 1933, as amended (the “1933 Act”) pursuant to a registration statement filed with the Securities and Exchange Commission (the “SEC”), as amended from time to time (the “Registration Statement”);

WHEREAS, the Sub-adviser is an investment adviser registered under the Investment Advisers Act of 1940, as amended (the “Advisers Act”), and has filed any required notification filings under all applicable state securities laws;

WHEREAS, the Adviser is employed by the Trust, pursuant to the terms of the Amended and Restated Investment Management Agreement dated August 27, 2015, by and between the Trust and the Adviser (the “Advisory Agreement”), to act as investment adviser for and to manage, or arrange for the management of, the investment and reinvestment of the assets the Fund, to the extent requested by and subject to the supervision and control of, the Board of Trustees of the Trust (the “Board”);

WHEREAS, the Trust and the Adviser desire to retain the Sub-adviser to render, as a sub- adviser, investment sub-advisory services to such portion of the assets of the Fund as the Adviser shall from time to time designate (the “Account”); and

WHEREAS, the Sub-adviser is willing to provide investment sub-advisory services to the Account, as sub-adviser, in the manner and on the terms and conditions set forth below;

NOW, THEREFORE, in consideration of their mutual promises, and intending to be legally bound, the Adviser and the Sub-adviser agree as follows:

ARTICLE 1

Engagement of Sub-adviser

1.1 The Adviser hereby (a) engages the Sub-adviser to manage, as sub-adviser, the investment and reinvestment of the assets of the Account, and (b) delegates to the Sub-adviser the authority vested in the Adviser pursuant to the Advisory Agreement to the extent necessary to enable the Sub-adviser to perform its services and other obligations pursuant to this Agreement, in each case to the extent requested by and subject to the general supervision and control of, the

Adviser and the Board, for the period and upon the terms herein set forth. The Sub-adviser will be responsible for providing investment sub-advisory services pursuant to this Agreement only with respect to the assets of the Account.

1.2 The Sub-adviser accepts such engagement and agrees during such period at its own expense to render such services, and to assume the obligations herein set forth for the compensation herein provided.

1.3 The Sub-adviser shall for all purposes be deemed to be an independent contractor, and unless otherwise expressly provided or authorized shall have no authority to act for or represent the Trust or the Fund in any way or otherwise be deemed an agent of the Trust, the Fund or the Adviser. Notwithstanding the foregoing, the Sub-adviser shall, for the purposes of this Agreement, have authority to act as agent for the Fund, subject to supervision by the Adviser and the Board.

1.4 The services of the Sub-adviser herein provided are not to be deemed exclusive and the Sub-adviser shall be free to render similar services or other services to others so long as its services hereunder shall not be impaired thereby.

ARTICLE 2

Duties of Sub-adviser

2.1 Investment Sub-Advisory Services.

(a) Subject to the general supervision of the Board and the Adviser, the Sub-adviser shall provide a continuous and discretionary investment program for the Account and determine the composition of the assets of the Account, including determination of the purchase, retention or sale of the securities, cash and other investments for the Account. In performing these duties, the Sub-adviser shall:

(i) perform research and obtain and evaluate pertinent economic, statistical, and financial data relevant to the investment strategies and policies of the Fund as set forth in the Registration Statement;

(ii) seek out and implement specific investment opportunities, consistent with any investment strategies and policies of the Fund as set forth in the Registration Statement;

(iii) take such steps as are necessary to implement any overall investment strategies and policies of the Fund as set forth in the Registration Statement, including making and carrying out day-to-day decisions to acquire or dispose of permissible investments, managing investments and any other property of the Account, and providing or obtaining such services as may be necessary in managing, acquiring or disposing of investments;

(iv) regularly report to the Board with respect to the implementation of the approved overall investment strategy and any other activities in connection with management of the assets of the Account, including furnishing, within 60 days after the end of each calendar quarter, a statement of all purchases and sales during the quarter and a schedule of investments and other assets of the Account as of the end of the quarter;

(v) maintain all required accounts, records, memoranda, instructions or authorizations relating to the acquisition or disposition of investments for the Account;

(vi) provide such information as is reasonably requested to assist in the determination of the net asset value of the shares of the Fund in accordance with applicable law; and

(vii) not consult with any other sub-adviser of any other portion of the Fund or any other series of the Trust concerning transactions of the Fund or any other series of the Trust.

(b) The Sub-adviser acknowledges that neither the Adviser nor its employees shall be required to evaluate the merits of investment selections or decisions made by the Sub- adviser or be required to approve the selections or decisions, or to confirm their compliance with applicable investment policies and restrictions based upon its books and records with respect to the Account, these responsibilities being within the duties of the Sub-adviser.

(c) The Sub-adviser’s services shall be subject always to the control and supervision of the Adviser and the Board, the restrictions of the Agreement and Declaration of Trust (the “Declaration of Trust”) and Bylaws of the Trust, as amended from time to time, the provisions of the 1940 Act, the statements relating to the Fund’s investment objective or objectives, investment policies and investment restrictions as set forth in the then-current Registration Statement, and any applicable provisions of the Internal Revenue Code of 1986, as amended (the “Code”). The Adviser has furnished or will furnish the Sub-adviser with copies of the Registration Statement, Declaration of Trust, and Bylaws as currently in effect and agrees during the continuance of this agreement to furnish the Sub-adviser with copies of any amendments or supplements thereto before or at the time the amendments or supplements become effective. The Sub-adviser will be entitled to rely on all documents furnished by the Adviser.

(d) The Sub-adviser represents that it shall make every effort to ensure that the Fund continuously qualifies as a “regulated investment company” under Subchapter M of the Code or any other successor provision. Except as instructed by the Board or the Adviser, the Sub-adviser shall also make decisions for the Account as to the manner in which voting rights, rights to consent to corporate action and any other rights pertaining to the Account’s portfolio securities shall be exercised. Should the Board at any time make any determination as to investment policy and notify the Sub-adviser thereof, the Sub-adviser shall be bound by such determination for the period, if any, specified in such notice or until similarly notified that such determination has been revoked.

(e) In connection with the acquisition or disposition of securities described in Section 2.1(a) (iii), the Sub-adviser may place orders for the purchase or sale of Account investments for the account of the Fund with brokers, dealers or other intermediaries selected by it and, to that end, the Sub-adviser is authorized as an agent of the Fund to give instructions to the custodian of the Fund as to deliveries of securities and payments of cash for the account of the Fund. In connection with the selection of brokers or dealers and the placing of purchase and sale orders with respect to assets of the Account, the Sub-adviser is directed at all times to seek to obtain the best combination of net price and execution under the circumstances within the policy guidelines as set forth in the current Registration Statement. Subject to this requirement and the provisions of the Advisers Act, the 1940 Act, and other applicable provisions of law, the Sub- adviser may select brokers or dealers with which it, the Adviser or the Fund is affiliated.

(f) In addition to seeking the best combination of net price and execution under the circumstances, the Sub-adviser may also take into consideration research and statistical information and wire and other quotation or brokerage services or products provided by brokers and dealers to the Adviser and Sub-adviser. The Sub-adviser is also authorized to effect individual securities transactions at commission rates in excess of the minimum commission rates available, if the Sub-adviser determines in good faith that such amount of commission is reasonable in relation to the value of the brokerage and research services provided by such broker or dealer, viewed in terms of either that particular transaction or Sub-adviser’s overall responsibilities with respect to the Account. The Trust’s policies with respect to brokerage allocation, as determined from time to time by the Board are those disclosed in the Registration Statement. The execution of such transactions shall not be deemed to represent an unlawful act or breach of any duty created by this Agreement or otherwise. The Sub-adviser periodically will evaluate the statistical data, research and other investment services provided to it by brokers and dealers. Such services may be used by the Sub-adviser in connection with the performance of its obligations under this agreement or in connection with other advisory or investment operations including using such information in managing its own accounts.

(g) Nothing in this Agreement shall preclude the aggregation of orders for sale or purchase of securities or other investments by two or more series of the Trust or by the Trust and other accounts (collectively, “Advisory Clients”) managed by the Adviser or the Sub-adviser to the Fund, provided that: (i) the Adviser or Sub-adviser’s actions with respect to the aggregation of orders for multiple Advisory Clients, including the Fund, are consistent with the then-current positions in this regard taken by the Securities and Exchange Commission or its staff through releases, “no-action” letters, or otherwise; and (ii) the Sub-adviser’s policies with respect to the aggregation of orders for multiple Advisory Clients have been previously submitted to the Adviser.

(h) The Sub-adviser will advise the Adviser and, if instructed by the Adviser, the Fund’s custodian on a prompt basis each day by electronic telecommunication or facsimile of each confirmed purchase and sale of a portfolio security specifying the name of the issuer, the full description of the security including its class, amount or number of shares of the security purchased or sold, the market price, the commission, government charges and gross or net price, trade date, settlement date and identity of the clearing broker. Under no circumstances may the Trust, the Adviser, the Sub-adviser, SEI Investments Global Funds Services or any affiliates of such parties act as principal in a securities transaction with the Fund or any other investment company managed by the Adviser unless (i) permitted by an exemptive provision, rule or order under the 1940 Act, and (ii) upon obtaining prior approval of the securities transaction from the Adviser. Any such transactions shall be reported quarterly to the Board.

(i) The Sub-adviser shall inform the Adviser and the Board on a current basis of changes in investment strategy or tactics or the key personnel of the Sub-adviser. It shall also be the duty of the Sub-adviser to furnish to the Board such information as may reasonably be necessary for the Board to evaluate this Agreement or any proposed amendments thereto for the purposes of casting a vote pursuant to Article 7.

(j) The Sub-adviser represents and warrants that it is in compliance with all applicable rules and regulations of the SEC pertaining to its investment advisory activities and agrees that it will conform with all applicable rules and regulations of the SEC pertaining to its investment advisory activities.

(k) The Sub-adviser acknowledges and agrees that (i) the names “City National Rochdale” and “City National Rochdale Funds” are the property of the Adviser, and (ii) the Sub- adviser will publicly disseminate information concerning the Fund and the Trust only if such information has been approved in advance by the Trust. Sub-Adviser hereby grants the Adviser and the Trust a limited, non-exclusive, non-transferable, non-sublicensable, revocable, royalty- free license to use the T. ROWE PRICE trademark, T. ROWE PRICE INVEST WITH CONFIDENCE design mark, and the Bighorn Sheep design mark, as provided by Sub-Adviser (“Sub-Adviser Trademarks”) in the Advisor’s or Trust’s public filings, offering materials, advertising and promotional materials, press releases, and other materials related to the Fund solely to indicate that sub-advisory services are being furnished by Sub-Adviser (or an affiliate thereof), during the Term, subject to the restrictions herein and any ongoing instructions of Sub-Adviser, including applicable brand guidelines and disclosure language. Any other use not stated in this Agreement requires the prior written approval of Sub-Adviser. The Adviser’s and the Trust’s use of the Sub-Adviser Trademarks will inure to the benefit of Sub-Adviser. The Adviser acknowledges Sub-Adviser’s and its affiliates’, as applicable, sole and exclusive rights in and to the Sub-Adviser Trademarks and the goodwill pertaining thereto, and shall not challenge or threaten to challenge or assist in any challenge to the exclusivity or validity of Sub-Adviser’s and its affiliates’ rights in and to the Sub-Adviser Trademarks or do anything inconsistent with Sub- Adviser's and its affiliates’ ownership of the Sub-Adviser Trademarks. On request, the Adviser shall promptly provide evidence of its use of the Sub-Adviser Trademarks in compliance with this Agreement and make any amendments to its use deemed necessary by Sub-Adviser.

(l) The Sub-adviser represents and warrants that, in connection with this agreement, it will not purchase any securities or financial instruments issued by, or otherwise engage in any transactions with, any foreign country, entity, or individual that (i) is included on any list of blocked countries, entities, or individuals maintained by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”), or (ii) is otherwise a subject of economic sanctions administered and enforced by OFAC, within the Department of Treasury, which may be amended from time to time. Pursuant to this representation, the Sub-adviser has policies and procedures to ensure compliance with OFAC sanctions or recent Department of Treasury actions and to identify any potential transactions with OFAC exposure. The Sub-adviser also agrees to implement promptly any instruction from the Adviser to prohibit or terminate any investment in a foreign country or with a certain entity, to enable compliance with OFAC sanctions or recent Department of Treasury actions.

(m) On an annual basis the Sub-adviser will certify to the Adviser that the representations in Section 2.1(l) are true and correct.

(n) The Sub-adviser may delegate any of its duties and obligations hereunder to any affiliated person, as such term is defined in the 1940 Act, that is eligible to serve as an investment adviser to an investment company registered under the 1940 Act on such terms and conditions as it deems necessary or appropriate, provided that (i) the Adviser and the Board consent to any such delegation and to the terms and conditions thereof, (ii) such delegation is pursuant to a written contract which receives prior approval by the Adviser and the Board, which may not be materially amended without prior written approval of the Adviser and the Board, and which provides for its automatic termination in the event this Agreement is terminated for any reason, and (iii) such delegation is permitted by and in conformity with the 1940 Act. The Sub-adviser shall be liable to the Adviser and the Fund for any loss or damage arising out of, in connection with, or related to the actions, or omissions to act, of any delegee utilized hereunder as if such delegee were a party hereto. The Sub-adviser shall be solely responsible for compensating any delegee for services rendered, and neither the Adviser nor the Fund may be held responsible, or otherwise liable for, the payment of any amount due, or which may become due to any delegee. In rendering certain non-investment advisory services related to fulfilling requirements under this Agreement, Sub-adviser may, consistent with applicable law from time to time, employ, delegate, or associate with itself such affiliated or unaffiliated person or persons as it believes reasonably necessary to assist it in carrying out its obligations under this Agreement; provided, however, that any such delegation shall not involve any such person serving as an “adviser” to the Fund within the meaning of the 1940 Act. Sub-adviser shall remain liable to Adviser for the performance of Sub-adviser’s obligations hereunder, to extent specified in the Liability and Indemnification provision of this Agreement, and Adviser shall not be responsible for any fees that any such person may charge to Sub-Adviser for such services.

ARTICLE 3

Allocation of Charges and Expenses

3.1 The Sub-adviser will bear its own costs of providing services hereunder. Other than as specifically indicated herein the Sub-adviser shall not be responsible for the Fund’s or the Adviser’s expenses, including, without limitation: the day to day expenses related to the operation and maintenance of office space, facilities and equipment; expenses incurred in the organization of the Fund, including legal and accounting expenses and certain costs of registering securities of the Fund under federal securities law and qualifying for sale under state securities laws; any share redemption expenses; expenses of portfolio transactions; shareholder servicing costs; pricing costs; interest on borrowings by the Fund; charges of the custodian and transfer agent, if any; cost of auditing services; all taxes and fees; certain insurance premiums; investor services (including allocable personnel and telephone expenses); the cost of paying dividends and capital gains distributions and any extraordinary expenses, including litigation costs in legal actions involving the Fund, or costs related to indemnification of Trustees, officers and employees of the Trust.

3.2 The Fund shall be free to retain at its expense other persons to furnish it with any services whatsoever, including, without limitation, statistical, factual or technical information or advice.

ARTICLE 4

Compensation of the Sub-adviser

4.1 For the services to be rendered as provided herein, the Adviser shall pay to the Sub-adviser for each month of the Fund’s fiscal year on the last day of each such month a fee based upon the average daily net assets of the Account, as determined pursuant to the Fund’s Registration Statement, at annual rates as a percentage of the Account's average daily net assets, as set forth in Appendix A:

4.2 For the month and year in which this Agreement becomes effective or terminates there shall be an appropriate proration on the basis of the number of days that the Agreement is in effect during the month and year respectively.

4.3 If the net asset value is not required to be determined on any particular business day, then for the purpose of the foregoing computations, the net asset value of a share as last determined shall be deemed to be the net asset value of a share as of the close of business on that day.

4.4 In connection with purchases or sales of portfolio securities or other investments for the account of the Fund, neither the Sub-adviser nor any officer, director, shareholder or other affiliate of the Sub-adviser shall: (i) act as agent and accept any compensation other than its compensation provided for in this Agreement, except in the course of such person’s business as an underwriter or broker; or (ii) act as broker and accept any commission, fee, or other remuneration in excess of the limits prescribed in the 1940 Act and the rules promulgated thereunder.

4.5 The Sub-adviser agrees that in all matters relating to the management of the investment of the assets of the Fund, it will act in conformity with the Registration Statement, Declaration of Trust, and Bylaws of the Trust then in effect as provided to the Sub-adviser in accordance with Section 2.1 (c).

ARTICLE 5

Limitations of Liability and Indemnification

5.1 The Sub-adviser shall give the Fund the benefit of the Sub-adviser’s best judgment and efforts in rendering services under this Agreement; provided, however, that the Sub- adviser shall not be liable for any error of judgment or import of law, or for any loss suffered by the Trust in connection with the matters to which this Agreement relates, except loss resulting from: (i) willful misfeasance, bad faith or gross negligence on the part of the Sub-adviser in the performance of its obligations and duties under this Agreement; (ii) the Sub-adviser’s reckless disregard of its obligations and duties under this Agreement; or (iii) a breach of Section 2.1(d) of this Agreement.

5.2 The Adviser agrees to indemnify and hold harmless the Sub-Adviser from and against any and all claims, losses, expenses, obligations and liabilities (including reasonable attorney’s fees) to which the Sub-Adviser may become subject directly arising out of or resulting from, the Adviser’s willful misfeasance, bad faith or gross negligence in the performance of its obligations and duties under this Agreement, or by reason of its reckless disregard of its obligations and duties under this Agreement.

5.3 Nothing herein, however, shall waive liability under federal or state securities laws, which laws may impose liability for certain acts undertaken in good faith.

The terms of Article 5 shall survive termination of this Agreement.

ARTICLE 6

Books and Records

6.1 In accordance with the requirements of Rule 31a-3 under the 1940 Act, the Sub-adviser shall maintain separate books and detailed records pertaining to the Sub-adviser’s provision of investment sub-advisory services to the Fund (the “Fund’s Books and Records”), including without limitation the records required by subparagraphs (b)(5), (6), (7), (9), (10) and (11) and paragraph (f) of Rule 31a-1 under the 1940 Act. The Fund’s Books and Records shall be available by overnight delivery of copies or for telecopying without delay to the Adviser during any day that the Fund is open for business. The Sub-adviser shall preserve for the periods prescribed by Rule 31a-2 under the 1940 Act the Fund’s Books and Records.

6.2 The Sub-adviser agrees that the Fund’s Books and Records which it maintains for the Fund in accordance with Rule 31a-3 under the 1940 Act are the property of the Trust and further agrees to surrender promptly to the Trust any such books, records or information upon the Trust’s reasonable request; provided, however, that the Sub-adviser may maintain copies of such books and records. All such books and records shall be made available, within five business days of a written request, to the Trust’s independent registered public accounting firm during regular business hours at the Adviser’s offices. The Trust or its authorized representative shall have the right to copy any of the Fund’s Books and Records in the possession of the Sub- adviser. Such books, records, information or reports shall be made available to properly authorized government representatives consistent with state and federal law and/or regulations. In the event of the termination of this Agreement, all such books, records or other information shall be returned to the Trust free from any claim or assertion of rights by the Sub-adviser; provided, however, that the Sub-adviser may maintain copies of such records.

6.3 The Sub-adviser further agrees that it will not disclose or use any records or information obtained pursuant to this Agreement in any manner whatsoever except as authorized in this Agreement and that it will keep confidential any information obtained pursuant to this Agreement and disclose such information only if the Trust has authorized such disclosure, if such disclosure is required by federal or state regulatory authorities, or if such information is already in the public domain.

ARTICLE 7

Duration and Termination of this Agreement

7.1 This Agreement shall be effective as of the date set forth above; provided, however, that this Agreement shall not become effective unless and until the later of the time at which it is approved by the Board, including a majority of Trustees who are not parties to this Agreement or interested persons of any such party to this Agreement, or the time at which it is approved by a majority of the Fund’s outstanding voting securities, as required by the 1940 Act. This Agreement shall continue in effect for two years and shall thereafter continue in effect from year to year so long as such continuance is specifically approved at least annually by: (i) the Board, or by the vote of a majority of the Fund’s outstanding voting securities; and (ii) a majority of those Trustees who are not parties to this Agreement or interested persons of any such party cast in person at a meeting called for the purpose of voting on such approval.

7.2 Termination.

(a) This Agreement may be terminated at any time, without penalty, by vote of the Board or by vote of the holders of a majority of such Fund’s outstanding voting securities, or by the Adviser or Sub-adviser, on sixty (60) days’ written notice to the other party.

(b) This Agreement may be terminated at any time without the payment of any penalty by vote of the Board in the event that it shall have been established by a court of competent jurisdiction that the Sub-adviser or any officer or director of the Sub-adviser has taken any action which results in a breach of the covenants of the Sub-adviser set forth herein.

(c) This Agreement shall automatically terminate in the event of its assignment.

(d) This Agreement shall automatically terminate in the event of the assignment or termination of the Advisory Agreement.

ARTICLE 8

Amendments to this Agreement

8.1 This Agreement may be amended by the parties only if such amendment is specifically approved by: (i) if required by the 1940 Act the vote of a majority of the Fund’s outstanding voting securities, and (ii) a majority of those Trustees who are not parties to this Agreement or interested persons of any such party cast in person at a meeting called for the purpose of voting on such approval. All amendments must be in writing and signed by the Adviser and the Sub-adviser.

8.2 Notwithstanding anything herein to the contrary, this Agreement may be amended by the parties without the vote or consent of shareholders of the Fund to supply any omission, to cure, correct or supplement any ambiguous, defective or inconsistent provision hereof, or if the parties mutually deem necessary to conform this Agreement to the requirements of applicable federal laws or regulations, but neither the Adviser or Sub-adviser shall be liable for failing to do so.

ARTICLE 9

Notices

9.1 Any notice shall be sufficiently given when sent by registered or certified mail to the other party at the address of such party set forth below or at such other address as such party may from time to time specify in writing to the other party.

If to the Adviser:

City National Rochdale, LLC

400 Park Avenue

New York, NY 10022

Attn: Anthony Sozio

If to the Sub-adviser:

T. Rowe Price Associates, Inc.

4515 Painters Mill Road OM-2470

Owings Mills, MD 21117

Attn: Legal Subadvised Attorney

ARTICLE 10

Representations of Sub-adviser

The Sub-adviser represents and warrants to the Adviser that:

(a) It is registered as an investment adviser under the Advisers Act and will continue to be so registered for so long as this Agreement remains in effect;

(b) It is not prohibited by the 1940 Act or the Advisers Act from performing the services contemplated by this Agreement;

(c) It has met, and will seek to continue to meet for so long as this Agreement remains in effect, any other applicable federal or state requirements, or the applicable requirements of any self-regulatory agency, necessary to be met in order to perform the services contemplated by this Agreement;

(d) It will promptly notify the Adviser and the Trust of the occurrence of any event that would disqualify the Sub-adviser from serving as an investment adviser of an investment company pursuant to Section 9(a) of the 1940 Act or otherwise;

(e) In accordance with Rule 206(4)-7 under the Advisers Act, it has adopted and implemented and will maintain written policies and procedures reasonably designed to prevent violation by the Sub-Adviser and its supervised persons (as such term is defined in the Advisers Act) of the Advisers Act and the rules the SEC has adopted under the Advisers Act;

(f) To the extent that the Sub-Adviser’s activities or services could affect the Fund, the Sub-Adviser has adopted and implemented and will maintain written policies and procedures that are reasonably designed to prevent violation of the “federal securities laws” (as such term is defined in Rule 38a-1 under the 1940 Act) by the Fund and the Sub-Adviser (the policies and procedures referred to in this Paragraph 10(f), along with the policies and procedures referred to in Paragraph 10(e), are referred to herein as the Sub-Adviser’s “Compliance Program”); and

(g) While the Sub-Adviser is registered with the Commodity Futures Trading Commission (“CFTC”) as a commodity trading adviser (“CTA”), it is exempt from the obligations of a registered CTA with respect to the Fund pursuant to CFTC Rule 4.14(a)(8).

ARTICLE 11

Representations of Adviser

The Adviser represents and warrants to the Sub-adviser that:

(a) It is registered as an investment adviser under the Advisers Act and will continue to be so registered for so long as this Agreement remains in effect;

(b) It is a limited liability company duly organized and validly existing under the laws of the State of Delaware, with the power to own and possess its assets and carry on its business as it is now being conducted;

(c) The Fund is a "qualified institutional buyer" ("QIB") as defined in Rule 144A under the Securities Act of 1933, as amended, and Adviser will notify Sub-Adviser as soon as reasonably practicable if the Fund ceases to be a QIB;

(d) In the event the Fund engages in trading certain derivative contracts subject to CFTC regulation, Adviser represents that, with respect to the Fund: (a) pursuant to Commodity Futures Trading Commission Rule 4.5 ("Rule 4.5"), neither Adviser nor any other party is required to be registered as a “commodity pool operator” under the Commodity Exchange Act; (b) a notice of eligibility claiming exclusion from registration has been filed in accordance with Rule 4.5; and (c) during the term of this Agreement, Adviser will ensure that all requirements necessary in order to claim an exclusion from registration under Rule 4.5 are satisfied, provided that the Sub-Adviser complies with any trading limitations set forth in the investment guidelines applicable to the Sub-Adviser’s management of the Account. Adviser represents that, with respect to the Fund, it is exempt from registration as a CTA or will notify Sub-Advisor if Advisor determines to register with respect to the Fund; and

(e) It received a copy of the Sub-Adviser’s Form ADV prior to the execution of this Agreement.

ARTICLE 12

Reporting of Compliance Matters

(a) The Sub-Adviser shall promptly provide to the Trust’s Chief Compliance Officer (the “CCO”) the following documents:

(i) a summary of all SEC examination correspondences related to the firm’s investment sub-advisory services, including a summary of correspondences regarding books and records examinations and “sweep” examinations, issued during the term of this Agreement, in which the SEC identified any concerns, issues or matters (such correspondences are commonly referred to as “deficiency letters”) relating to any aspect of the Sub-Adviser’s investment sub-advisory business; and a certification from the Sub-Adviser’s CCO certifying that the information disclosed to the Trust’s CCO includes all material information noted in the deficiency letters; and reasonable access to the Sub-Adviser’s CCO to discuss any such deficiencies;

(ii) a copy of the Sub-Adviser’s Compliance Program and any material amendments thereto;

(iii) a report of any material violations of the Sub-Adviser’s Compliance Program or any “material compliance matters” (as such term is defined in Rule 38a- 1 under the 1940 Act) that have occurred with respect to the Sub-Adviser’s Compliance Program;

(iv) on a quarterly basis, a report of any material changes to the policies and procedures that compose the Sub-Adviser’s Compliance Program; and

(v) a copy of the Sub-Adviser’s chief compliance officer’s report (or similar document(s) which serve the same purpose) regarding his or her annual review of the Sub-Adviser’s Compliance Program, as required by Rule 206(4)-7 under the Advisers Act.

(b) The Sub-Adviser shall also provide the Trust’s CCO with reasonable access, during normal business hours, to the Sub-Adviser’s facilities for the purpose of conducting pre-arranged on-site compliance related due diligence meetings with personnel of the Sub-Adviser.

ARTICLE 13

Miscellaneous Provisions

13.1 Other Relationships. It is understood that the officers, Trustees, agents, shareholders and other affiliates of the Trust are or may be interested in the Adviser or Sub-adviser as officers, directors, agents, shareholders, affiliates or otherwise, and that the officers, directors, shareholders, agents and other affiliates of the Adviser or Sub-adviser may be interested in the Trust other than as shareholders.

13.2 Definitions of Certain Terms. The terms “assignment,” “affiliated person” and “interested person,” when used in this Agreement, shall have the respective meanings specified in the 1940 Act. The term “majority of the outstanding voting securities” means the lesser of: (a) 67% or more of the votes attributable to Shares of the Fund or the Trust, as appropriate, present at a meeting if the holders of more than 50% of such votes are present or represented by proxy; or (b) more than 50% of the votes attributable to Shares of the Fund or the Trust, as appropriate.

13.3 Applicable Law.

(a) This Agreement shall be construed and the provisions hereof interpreted under and in accordance with the laws of Delaware without regard to conflicts of law principles or precedents.

(b) This Agreement shall be subject to the provisions of the 1933Act, the 1940 Act and the Securities Exchange Act of 1934, as amended, and other applicable federal law, and the rules and regulations and rulings thereunder, including such exemptions from those statutes, rules and regulations as the SEC may grant and the terms hereof shall be interpreted and construed in accordance therewith.

13.4 Severability. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

13.5 Captions. The captions in this Agreement are included for convenience of reference only and in no way define or delineate any of the provisions hereof or otherwise affect their construction or effect.

13.6 Counterparts. This Agreement may be executed simultaneously in multiple counterparts, each of which taken together shall constitute one and the same instrument.

13.7 Cooperation with Authorities. Each party hereto shall cooperate with the other party and all appropriate governmental authorities (including without limitation the SEC) and shall permit such authorities reasonable access to its books and records in connection with any investigation or inquiry relating to this Agreement or the transactions contemplated hereby.

13.8 Cumulative Rights. The rights, remedies and obligations contained in this Agreement are cumulative and are in addition to any and all rights, remedies and obligations, at law or in equity, which the parties hereto are entitled to under state and federal laws.

13.9 Compensation of Officers, Trustees and Employees. No Trustee, officer or employee of the Trust shall receive from the Trust any salary or other compensation as a Trustee, officer or employee of the Fund while at the same time holding a position as a director, officer, partner, member or employee of the Sub-adviser. This paragraph shall not apply to consultants and other persons who are not regular members of the Sub-adviser's staff.

13.10 Entire Agreement. This Agreement embodies the entire agreement and understanding between the parties hereto and supersedes all prior agreements and understandings relating to this Agreement’s subject matter.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in their names and on their behalf by their duly authorized officers all on the day and year first above written.

CITY NATIONAL ROCHDALE, LLC

By:
Name:	Anthony Sozio
Title:	Vice-President

T. ROWE PRICE ASSOCIATES, INC.

By:
Name:	Terence Baptiste
Title:	Vice-President

Appendix A

Fee Schedule

45.0 basis points on the first $50 million

42.5 basis points on the next $50 million

When assets reach $100 million* the fee rate will be:

42.5 basis points on all assets

When assets reach $250 million* the fee rate will be:

37.5 basis points on all assets

When assets reach $500 million* the fee rate will be:

32.5 basis points on the first $500 million and 27.5 basis points on all the excess up to $1 billion

When assets reach $1 billion* the fee rate will be:

27.5 basis points on all assets

*	A transitional adjustment is applied to the fee schedule as assets approach or fall below these breakpoints.

The Sub-adviser will provide the Adviser a transitional credit to eliminate any discontinuity between the tiered fee and flat 0.425% fee once assets exceed $100 million, between the flat 0.425% fee and flat 0.375% fee once assets exceed $250 million, between the flat 0.375% fee and tiered 0.325% fee once assets exceed $500 million, and between the tiered fee and flat 0.275% fee once assets exceed $1 billion. The credit will apply at an Aggregate Asset (as defined below) range between approximately $97.1 million and $100 million, $220.6 million and $250 million, $433.3 million and $500 million, and $909.1 million and $1 billion.

To accommodate circumstances where the Account’s assets (“Aggregate Assets”) either approach or fall beneath $100 million and to prevent a decline in Aggregate Assets from causing an increase in the absolute dollar fee, the Sub-adviser will provide a transitional credit to cushion the impact of reverting to the original fee schedule. The credit will be applied against the fees assessed under the existing fee schedule and will have the effect of reducing the dollar fee until Aggregate Assets either (a) exceed $100 million, when the 0.425% flat fee would be triggered, or (b) fall below a threshold of approximately $97.1 million, where the tiered fee schedule would be fully re-applied.

The credit is determined by multiplying the difference between the tiered fee schedule and the flat 0.425% fee schedule by the difference between the current portfolio size for billing purposes and the $97.1 million threshold, divided by the difference between $100 million and the $97.1 million threshold. The credit would approach $12,500 annually when Aggregate Assets were close to $100 million and fall to zero at approximately $97.1 million.

The transitional credit is determined as follows:

Average Daily Account Assets – $97,058,823.53 x $12,500

$2,941,176.47

To accommodate circumstances where Aggregate Assets either approach or fall beneath $250 million and to prevent a decline in Aggregate Assets from causing an increase in the absolute dollar fee, the Sub-adviser will provide a transitional credit to cushion the impact of reverting to the original fee schedule. The credit will be applied against the fees assessed under the existing fee schedule and will have the effect of reducing the dollar fee until Aggregate Assets either (a) exceed $250 million, when the 0.375% flat fee would be triggered, or (b) fall below a threshold of $220.6 million, where the 0.425% flat fee schedule would be fully re-applied.

The credit is determined by multiplying the difference between the flat 0.425% fee schedule and the flat 0.375% fee schedule by the difference between the current portfolio size for billing purposes and the $220.6 million threshold, divided by the difference between $250 million and the $220.6 million threshold. The credit would approach $125,000 annually when Aggregate Assets were close to $250 million and fall to zero at $220.6 million.

The transitional credit is determined as follows:

Average Daily Account Assets – $220,588,235.29 x $125,000

$29,411,764.71

To accommodate circumstances where Aggregate Assets either approach or fall beneath $500 million and to prevent a decline in Aggregate Assets from causing an increase in the absolute dollar fee, the Sub-adviser will provide a transitional credit to cushion the impact of reverting to the original fee schedule. The credit will be applied against the fees assessed under the existing fee schedule and will have the effect of reducing the dollar fee until Aggregate Assets either (a) exceed $500 million, when the 0.325% tiered fee would be triggered, or (b) fall below a threshold of $433.3 million, where the 0.375% flat fee schedule would be fully re-applied.

The credit is determined by multiplying the difference between the flat 0.375% fee schedule and the tiered 0.325% fee schedule by the difference between the current portfolio size for billing purposes and the $433.3 million threshold, divided by the difference between $500 million and the $433.3 million threshold. The credit would approach $250,000 annually when Aggregate Assets were close to $500 million and fall to zero at $433.3 million.

The transitional credit is determined as follows:

Average Daily Account Assets – $433,333,333.33 x $250,000

$66,666,666.67

To accommodate circumstances where Aggregate Assets either approach or fall beneath $1 billion and to prevent a decline in Aggregate Assets from causing an increase in the absolute dollar fee, the Sub-adviser will provide a transitional credit to cushion the impact of reverting to the original fee schedule. The credit will be applied against the fees assessed under the existing fee schedule and will have the effect of reducing the dollar fee until Aggregate Assets either (a) exceed $1 billion, when the 0.275% flat fee would be triggered, or (b) fall below a threshold of $909.1 million, where the 0.275% tiered fee schedule would be fully re-applied.

The credit is determined by multiplying the difference between the tiered 0.275% fee schedule and the flat 0.275% fee schedule by the difference between the current portfolio size for billing purposes and the $909.1 million threshold, divided by the difference between $1 billion and the $909.1 million threshold. The credit would approach $250,000 annually when Aggregate Assets were close to $1 billion and fall to zero at $909.1 million.

The transitional credit is determined as follows:

Average Daily Account Assets – $909,090,909.09 x $250,000

$90,909,090.91